EXHIBIT 10.19

FARM-IN AGREEMENT

Dated March 7, 2024

between

LAFAYETTE ENERGY CORP

as Buyer

and

HEAVY SWEET OIL LLC

as Seller

FARM-IN AGREEMENT

THIS FARM-IN AGREEMENT (this “Agreement”), dated March 7, 2024 (the “Execution Date”), is by and among Heavy Sweet Oil LLC, a Utah limited liability company (“HSO” or “Seller”), and Lafayette Energy Corp, a Delaware corporation (“LEC” or “Buyer”). Each Seller and LEC may be referred to herein as a “Party” and, collectively, as the “Parties.”

R E C I T A L S

WHEREAS, Sellers own interests in oil and gas leases covering approximately 2,880 gross acres and approximately 2,880 net acres, which leases are more particularly described in Appendix 2 attached hereto and incorporated by reference herein (the “Subject Leases,” and the acreage and lands covered by the Subject Leases (the “Subject Acreage”) being the western half of Section 23 and Section 22, all in T4S, R20, 6th PM, Uintah County, Utah INSOFAR AND ONLY INSOFAR as the Appendix 2 Leases cover the Appendix 2 Acreage to all depths below 500 feet from the surface of the earth (the “Deep Horizons”);

WHEREAS, the Parties are party to that certain Leasehold Acquisition and Development Option Agreement, dated November 13, 2023, pursuant to which LEC was granted an option by Seller to acquire certain interests in the Subject Acreage (the “Option Agreement”), pursuant to which LEC previously issued 2,688,000 shares of restricted Common Stock of LEC as consideration (the “Restricted Shares”), which Restricted Shares shall become fully vested pursuant to this Agreement, and the Option Agreement shall be superseded in full by ths Agreement and have no further force or effect; and

WHEREAS, the Parties hereto desire to enter into this Agreement to evidence the terms and conditions upon which: (i) LEC will farm-into and purchase from Seller, and Seller will allow LEC to farm-in and will sell to LEC, (x) an undivided Ninety-Seven and 3/4th Percent (97.75% of 8/8ths) interest in and to approximately 960 gross acres and approximately 960 net acres under the Subject Leases, insofar and only insofar as the Subject Leases cover and affect the Deep Horizons Sellers will sell to LEC (the “97.75% Interest”), and (y) an undivided One Hundred Percent (100.00% of 8/8ths) interest in and to approximately 1,920 gross acres and approximately 1,920 net acres under the Subject Leases (the “100% Interest”), in each case insofar and only insofar as the Subject Leases cover and affect the Deep Horizons (collectively, the “Designated Interests”), and subject to the Trio Option (as defined herein); and (ii) LEC may explore and develop the Subject Acreage and the Subject Leases. All capitalized terms used but not otherwise defined in the body of this Agreement shall have the meanings assigned to such terms in Appendix 1.

A G R E E M E N T

Subject to the terms and provisions of this Agreement and in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and LEC agree as follows:

ARTICLE 1– Farm-In; Farm-In Price and Closing

1.1 Farm-In. Subject to the terms and conditions herein set forth, LEC shall farm-into and purchase from Seller, and Seller agrees to allow LEC to farm-in and will sell, assign and deliver to LEC, and LEC agrees to farm-into, purchase and acquire from Sellers at Closing (defined in Section 1.3 below), but effective as of 7:00 a.m., Mountain Time, on the Effective Date:

2

(a). the Designated Interests along with a copy of all records and data of Sellers or any Affiliate of any Seller concerning the Subject Leases or the Subject Acreage, including all technical data and interpretations made up until the time of Closing (the “Records”).

1.2 Farm-In Price. The farm-in price (the “Farm-In Price”) for the Designated Interests shall be the issuance of up to 3,400,000 shares of restricted Common Stock of LEC (assuming the full 2,880 Approved Net Leasehold Acres are conveyed at Closing), which number shall be adjusted at Closing as set forth in Section 2.2 below (the “Closing Shares”).

1.3 Execution Date and Closing. The Execution Date shall be the date as defined above. Subject to Buyer’s completion of its due diligence review of the Subject Leases and Subject Acreage, Closing shall be held in Lehi, Utah on a date that is no later than one hundred and fifty (150) days from the execution date of this Agreement, the date of which Closing shall be in Buyer’s sole discretion. The Parties shall attend a closing in the offices of LEC (the “Closing”) at which the Parties shall perform the following obligations:

(a). Upon the Execution Date and at Closing and thereafter, as applicable, LEC shall perform all of the following:

1. Option Agreement Termination and Vesting of Restricted Shares Upon Execution Date: Upon the Execution Date, the Option Agreement shall be superseded in full by this Agreement, and the Option Agreement shall have no further force and effect, and, further, the Restricted Shares shall become fully vested and no longer subject to forfeiture or cancellation by Buyer; and

2. Issuance of Closing Shares: At Closing, Buyer shall issue to Seller the Closing Shares (assuming the full 2,880 Approved Net Leasehold Acres are conveyed at Closing). At the Closing, Sellers shall execute and deliver to Buyer the Restricted Stock Agreement in the form of Appendix 7 hereto.

(b). At Closing, Seller shall perform the following:

1. Seller shall execute, acknowledge and deliver to Buyer an Assignment of Oil, Gas And Mineral Leases in a form to be mutually agreed by the Parties and to be attached hereto as Appendix 3, which assignment shall convey the Designated Interests to Buyer (the “Assignment”);

2. Seller shall execute and deliver to Buyer a Certificate of Non-Foreign Status in the form attached hereto as Appendix 4.

(c). At Closing, Seller shall deliver a copy of the Records to Buyer.

(d). On or before Closing, pursuant to Section 5.2, the Parties shall enter into an Operating Agreement as mutually agreed by the Parties, which shall be attached as Appendix 5 hereto (the “Operating Agreement”).

The equity issuances LEC is required to make under Section 1.2 shall be made in book entry only, with no physical stock certificates issued.

3

ARTICLE 2 – Review Period; Cure Period

2.1 Review Period; Costs of Title Information and Environmental Due Diligence. For a period ending at 5:00 p.m. local time in Lehi, Utah, thirty (30) days prior to the date of the Closing (the “Review Period”), LEC and its representatives will have the right to review all land, legal, well and regulatory files and information in any Seller’s possession that pertain to the Subject Acreage and the Subject Leases. Seller shall provide LEC with true and correct copies of all land, legal, title, well and regulatory information in Seller’s possession covering the Subject Acreage and the Subject Leases, including copies of all of the Subject Leases and copies of all title documentation, assignments, title opinions, abstracts of title, run-sheets and other title information and environmental reports or assessments in Seller’s possession with respect to the Subject Acreage and the Subject Leases. The costs of title run sheets, title opinions and environmental assessments prepared for LEC will be the sole responsibility of LEC. LEC will provide copies of all title run sheets, title opinions, title curative information and environmental reports or assessments that LEC acquires to Seller during the Review Period. Except as expressly provided in this Agreement, no Party makes any representation as to the accuracy or reliability of any title information or data furnished to any other Party hereunder. During the Review Period, Seller shall permit LEC and its representatives at reasonable times and at LEC’s sole risk, cost and expense, to conduct reasonable inspections of the Subject Leases and the Subject Acreage.

2.2 LEC’s Determination of Approved Net Leasehold Acres. On or before the expiration of the Review Period, LEC shall determine, the number of Net Leasehold Acres covered by each of the Appendix 2 Leases that are acceptable to LEC in the good faith exercise of reasonable discretion (the “Approved Net Leasehold Acres”). In its determination of the Approved Net Leasehold Acres covered by Subject Lease, LEC will use the formula set forth in the definition of Net Leasehold Acres in Appendix 1; provided, however, that LEC may exclude:

(a). any of the Subject Leases that a prudent person engaged in the business of the ownership, development and operation of oil and gas properties with knowledge of all the facts and their legal bearing would be unwilling to accept;

(b). any of the Subject Leases with respect to which LEC determines that there are material environmental liabilities that are unacceptable to LEC in the good faith exercise of reasonable discretion; and

(c). interests in oil, gas and other minerals covered by the Subject Leases and leasehold working interests in the Subject Leases that LEC determines, in the good faith exercise of reasonable discretion to be subject to any Title Defect (defined in Appendix 1).

The Approved Net Leasehold Acres attributable to the Subject Leases excluded for the reasons set forth in Section 2.2(a) and Section 2.2(b) above (the “Excluded Leases”) will be zero unless the reasons for exclusion are removed during the Cure Period to the satisfaction of LEC in the good faith exercise of reasonable discretion. All Excluded Leases shall be excluded from the Assignment from Seller to LEC. LEC will acquire no rights in such Excluded Leases and following Closing, Seller will have no further obligations to LEC with respect to such Excluded Leases under this Agreement. To the extent Subject Leases become Excluded Leases, the number of Closing Shares issuable to Seller by LEC at Closing shall be proportionately reduced based on the proportion of Approved Net Leasehold Acres bears to the Net Leasehold Acres as represented by Seller as owned by Seller as of the Execution Date, with the number of Closing Shares calculated as follows: (Approved Net Leasehold Acres/Net Leasehold Acres) x 3,400,000.

4

2.3 Notice of Title Defects and Cure Period. On or before the expiration of the Review Period, LEC shall give Seller written notice identifying in reasonable detail all Title Defects that will be taken into account in determining the Approved Net Leasehold Acres and identifying any Excluded Leases and the reasons for such exclusion (the “Defect Notice”). All matters which would otherwise qualify as Title Defects, or would cause LEC to reduce the amount of Approved Net Leasehold Acres and which are not reflected in a timely submitted Defect Notice will be deemed waived by LEC as of the expiration of the Post-Closing Cure Period; provided, however, that the foregoing shall not abrogate or limit Seller’s indemnity and hold harmless obligations under Section 5.8 or Seller’s special warranty of title set forth in the Assignment. On or before 5:00 p.m. local time in Lehi, Utah, three (3) days prior to the date of the Closing (the “Cure Period”), at Seller’s sole cost and expense, Seller will have the right to cure any Title Defects referred to in the Defect Notice and to attempt to remediate or remove any facts or circumstances that caused one or more of the Subject Leases to be Excluded Leases. Prior to the expiration of the Cure Period, Seller will give LEC notice of all Title Defects that Seller believes it has cured and any change in circumstances or additional facts that should be considered by LEC in evaluating whether a lease should be an Excluded Lease. Seller will furnish LEC with said notice, all title curative materials reflecting that the Title Defects referred to in Seller’s notice do not exist or have been cured and information as to the change in circumstances or additional facts that should be considered by LEC in evaluating whether a lease should be an Excluded Lease. In the event LEC and Seller cannot agree as to whether any Lease identified in the Defect Notice for which Seller believes it has cured any Title Defect should be treated as an Excluded Lease, the Parties will submit the matter to binding arbitration pursuant to Section 10.11. The Buyer has the right to waive any Title Defects that are uncured by Closing, and accept any Subject Leases for acquisition at Closing, in its sole discrection.

ARTICLE 3 – Determination of Farm-In Price and Closing

3.1 Determination of the Farm-In Price for the Designated Interests. At the expiration of the Cure Period, LEC shall evaluate the title curative material, if any, submitted by Seller during the Cure Period and determine the number of Approved Net Leasehold Acres included in each of the Subject Leases. LEC shall promptly give Seller a written notice stating: (i) the number of Approved Net Leasehold Acres covered by each of the Subject Leases; and (ii) the number of Closing Shares to be issued, calculated in the manner described in Article 2 based on the number of Approved Net Leasehold Acres. Said notice shall identify any of the Subject Leases that are Excluded Leases.

3.2 Post-Closing Title Curative. From and after the date of Closing through the date that is six (6) months following the Closing (the “Post-Closing Cure Period”), Seller will have the continuing right, but not the obligation, to cure any Title Defects or otherwise satisfy LEC with respect to any matters reflected in the Defect Notice that were not cured or resolved as of the Closing. In the event Seller cures or resolves any matter reflected in the Defect Notice to LEC’s reasonable satisfaction during the Post-Closing Cure Period, a second closing will occur with respect to the additional Approved Net Leasehold Acres resulting from Seller’s efforts (the “Second Closing”). The Second Closing will be conducted in the same manner as the Closing, and the Parties will have the same rights, duties and obligations with respect to the additional Approved Net Leasehold Acres.

3.3 Pre-Closing Covenants. From the Execution Date to the date of the Closing, except as provided herein, or as otherwise consented to in writing by LEC, Seller shall: (a) not sell, assign, transfer, dispose of or relinquish any of the Subject Leases (other than relinquishments resulting from the expiration of any of the Subject Leases which Seller does not have a right or option to renew); (b) exercise all rights or options it has to renew or extend any of the Subject Leases that are due to expire in 2024; (c) not incur any expenditures or liabilities with respect to the Subject Leases in excess of Ten Thousand Dollars ($10,000), individually, or in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate, or enter into any agreements committing to same, unless in case of an emergency; (d) not enter into any material new contract burdening any of the Subject Leases or any part thereof; and (e) promptly notify LEC upon receipt of written notice of any claim, demand or notice by any third party, governmental agency or court relating to the Subject Leases or the Subject Acreage, or any part thereof.

5

ARTICLE 4 – Trio Option Assignment

4.1 Assignment of Trio Option. The Parties agree and acknowledge that the Subject Leases and Subject Acreage are subject to that certain Leasehold Acquisition and Development Agreement, dated November 10, 2023, as amended December 28, 2023, by and between Seller and Trio Petroleum Corp (“Trio”) (the “Trio Option”). The Parties agree and acknowledge that, as a condition to Closing, Seller shall obtain Trio’s agreement to assign the Trio Option to Buyer at Closing, with Buyer assuming operatorship with respect to the Subject Leases and Subject Acreage, and with Buyer assuming all rights, duties and responsibilities of Seller under the Trio Option, and with the Subject Leases and Subject Acreage remaining subject to the Trio Option in accordance with its terms. Notwithstanding the foregoing, in the event Trio’s agreement to assign the Trio Option to Buyer is not obtained on or prior to Closing, Buyer, in its sole discretion, may waive this Closing condition and close without receiving the assignment of the Trio Option, in which event (i) Seller shall retain the 17.75% working interest that is subject to the Trio Option, (ii) the Farm-In Price shall be proportionately reduced as provided in Section 2.2, and (iii) in the event the Trio Option expires without Trio exercising its full option to acquire all Subject Leases and Subject Acreage as contemplated under the Trio Option, Buyer shall have the sole and exclusive right to farm-in and acquire such Subject Leases and Subject Acreage that is not acquired by Trio on same on the same terms and conditions, and at the same proportionate farm-in price, as set forth under this Agreement.

ARTICLE 5– Operational, Development and Other Provisions

5.1 Operator. Operations, if any, on the Subject Acreage and lands pooled therewith and the extent and duration thereof shall be solely within the discretion and at the will of LEC or LEC’s designee. At Closing, Valkor Oil & Gas LLC, LEC or LEC’s designee, shall serve as the operator unless otherwise designated by Buyer.

5.2 Operations and Cost Sharing. On or prior to Closing, the Parties shall enter into the Operating Agreement as mutually agreed by the Parties, which shall be attached as Appendix 5 hereto, and shall govern all operations on the lands and leases to be identified in Exhibit “A” to the Operating Agreement (the “Contract Area”). LEC may waive entry into the Operating Agreement as a condition to Closing in its sole discretion. LEC or LEC’s designee, as authorized pursuant to the terms of the Operating Agreement, shall be named as the operator in the Operating Agreement. The Operating Agreement shall be deemed a separate agreement: (i) covering each drilling and spacing unit, and (ii) covering all other portions of the Contract Area and the Subject Acreage not included in a drilling and spacing unit until such time as such portions of the Contract Area and the Subject Acreage are included in a drilling and spacing unit. The Operating Agreement shall be binding on the Parties when this Agreement is fully executed notwithstanding that parties have not signed the Operating Agreement. In the event of a conflict between this Agreement and the Operating Agreement, this Agreement shall control.

5.3 Roads and Easements. All roads constructed and easements obtained by Seller in connection with the Contract Area or the Subject Acreage may be used by LEC in its operations on the Contract Area and the Subject Acreage in accordance with the applicable agreements and applicable law.

6

5.4 Ingress and Egress. To the extent that it may lawfully do so, Seller hereby grants to LEC the right of ingress and egress over, across and under any portion of the Subject Acreage and the Contract Area and over, across and under any other lands and/or leases owned by Seller in the vicinity of the Subject Acreage and the Contract Area in order for LEC to have the right of ingress and egress to and from the Subject Acreage and the Contract Area and to lay and maintain pipelines and other facilities to treat, store, transport oil, gas and other minerals that may be produced from or attributable to the Subject Acreage and the Contract Area.

5.5 Non-Interference. Seller hereby agrees and covenants that, with respect to rights in the Subject Acreage, Seller will not grant any rights, title or interest to any third party that unreasonably interfere with LEC’s ability to fully and effectively drill, develop and commercialize the rights and interests in the Subject Acreage acquired by LEC.

5.6 Development Activities. Between the Execution Date and the Closing, in the event LEC desires to conduct any development operations on the Subject Acreage and the Contract Area, including, but not limited to, building roads, laying pipelines, building drilling pads, drilling wells, and otherwise improving the Subject Acreage and the Contract Area, LEC may do so at is sole cost and expense, and LEC shall have the full rights and ability to do so in its sole discretion. Any hydrocarbon resources produced from any such wells shall be owned by LEC.

5.7 Reserve Report. Upon request of LEC, Seller shall instruct its independent reserves engineer, Netherland, Sewell & Associates, Inc. (“NSAI”), to reissue that certain Summary Projection of Resources and Cash Flow as of October 31, 2023 under the name of LEC.

5.8 Indemnification. Seller shall indemnify, defend and hold harmless LEC from and against any and all claims, demands, causes of action, suits, judgments, orders, damages, awards, fines, penalties, charges, appeals, settlements, losses, liabilities, costs and expenses (including court costs, expert witness fees and reasonable attorneys’ fees) (collectively, “Claims”) arising in connection with or related to the Subject Leases or the Subject Acreage attributable to the period of time prior to the date of the Closing, or any Claims that are attributable to a breach by Seller of any of Seller’s representations, warranties or covenants hereunder. All of Seller’s indemnities set forth in this Agreement, including those set forth in this Section 5.8, shall survive the Closing for the applicable statute of limitations period.

5.9 LEC Name Change. In LEC’s sole discretion, LEC may change its legal name to “Heavy Sweet Oil Corp” (or similar name), which name change Seller shall approve and consent to if and as requested by LEC.

ARTICLE 6 – Representations

6.1 Representations of LEC. LEC represents to Seller as of the date hereof and as of the date of Closing, unless a representation below is expressly made only as of the date of Closing:

(a). LEC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to carry on its business in all jurisdictions in which it is conducting business.

7

(b). LEC has all requisite power and authority to carry on business as presently conducted, to enter this Agreement, and to perform its obligations under this Agreement. The consummation of the transactions contemplated hereby will not violate, nor be in conflict with, any provision of LEC’s Certificate of Incorporation or other governing documents, or any agreement or instrument to which LEC is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to LEC.

(c). The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of LEC.

(d). LEC has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees with respect to the matters provided for in this Agreement for which Seller shall have any responsibility whatsoever; and any such obligation or liability that might exist shall be the sole obligation of LEC.

(e). LEC is not a foreign person within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended.

(f). As of the date of the Closing, LEC, or an operating subsidiary thereof, shall be authorized to do business in and to own and operate oil and gas leases in the State of Utah and in good standing in the State of Utah.

(g). From the date hereof until the date of the Closing, LEC has made available to Seller LEC’s officers for any inquiries pertaining to matters reasonably relevant to the transactions contemplated hereunder.

(h). As of the date of the Closing, LEC shall be an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

6.2 Representations of Seller. Seller represents and warrants to LEC as of the date hereof and as of the date of Closing, unless a representation below is expressly made only as of the date of Closing:

(a). Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Utah, and is duly qualified to carry on its business in all jurisdictions in which it is conducting business.

(b). Seller has all requisite power and authority to carry on business as presently conducted, to enter this Agreement, and to perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Seller’s formation or governing documents, or any agreement or instrument to which Seller is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller.

(c). The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller.

8

(d). Seller is not a foreign person within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended.

(e). Seller has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees with respect to the matters provided for in this Agreement for which LEC shall have any responsibility whatsoever; and any such obligation or liability that might exist shall be the sole obligation of Seller.

(f). To the best of its knowledge, Seller is in compliance with the terms of the Subject Leases. Seller is in compliance with all permits relating to the Subject Leases. All of said permits are valid and are in full force and effect. The Subject Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect.

(g). To the best of its knowledge, Seller has Good and Defensible Title to its interests in the Subject Leases.

(h). No agreement applicable to the Subject Leases (other than this Agreement) contains express provisions that require the drilling of wells or other material development operations in order to earn or to continue all or any portion of the Subject Leases in force and effect.

(i). Seller has not entered into any agreement under which LEC will be obligated, by virtue of a prepayment arrangement, a gas balancing agreement, a production payment or any other agreement or dedication to deliver hydrocarbons from the Subject Leases at some future time without then or thereafter receiving full payment therefore, or to make payment at some future time for hydrocarbons already produced and sold.

(j). All rentals and other payments due under the Subject Leases have been properly and timely paid and all conditions necessary to keep the Subject Leases in force and effect have been fully performed.

(k). Seller has not received any notice that any part of the Subject Acreage must be remediated under the provisions of any environmental law and, to the best of Seller’s knowledge, Seller has complied with all applicable laws governing its ownership and operation of the Subject Leases.

(l). Seller has paid in full all taxes and assessments that have accrued and are due against any part of the leasehold interests covered by this Agreement or against Seller in respect to any of said leasehold interests by any local, state, federal or other taxing authority.

(m). There are no contracts or agreements that cover, affect or burden the Subject Leases, this Agreement, and any other contracts and agreements that are listed in Appendix 6.

(n). None of the statements, representations or warranties made by Seller in this Agreement contains any untrue statements of any fact or fails to disclose any fact necessary to be disclosed in order to make the statements, representations or warranties contained herein not misleading. Seller has no knowledge of any matter that adversely affects (or may adversely affect) the Subject Leases that has not been disclosed to LEC in writing.

(o). Seller is authorized to do business in the State of Utah and is in good standing in the State of Utah.

9

(p). There are no consents to assignment or preferential rights to purchase with respect to any of the Subject Leases, except as set forth in Appendix 8.

(q). None of the Subject Leases are subject to any tax partnership agreement pursuant to Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code.

(r). Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. Additional investor qualification representations shall be included in the Restricted Stock Agreement attached as Appendix 7.

ARTICLE 7 – Conditions Precedent

7.1 Conditions Precedent to the Obligations of Seller. The obligations of Seller to be performed at Closing are subject to the satisfaction by LEC or waiver by Seller before or at Closing, of each of the following conditions:

(a). Representations and Warranties. The representations and warranties by LEC set forth in this Agreement shall be true and correct in all material respects at and as of the date of Closing as though made at and as of Closing; and LEC shall have performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by LEC at or prior to Closing.

(b). No Litigation. There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of any of the transactions contemplated by this Agreement or seeking substantial damages against Seller in connection therewith.

(c). Approvals. All approvals required to be obtained for the assignment of the Subject Leases to be conveyed by Seller to LEC at Closing shall have been obtained or waived or shall have expired without being exercised.

7.2 Conditions Precedent to the Obligations of LEC. The obligations of LEC to be performed at Closing are subject to the satisfaction by Seller or waiver by LEC before or at Closing, of each of the following conditions:

(a). Representations and Warranties. Except with respect to Seller’s representation in Section 6.2(g), which is governed by Article 2, the representations and warranties by Seller set forth in this Agreement shall be true and correct in all material respects at and as of the date of Closing as though made at and as of Closing; and Seller shall have performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by Seller at or prior to Closing.

(b). No Litigation. There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of any of the transactions contemplated by this Agreement or seeking substantial damages against LEC in connection therewith.

(c). Approvals. All approvals required to be obtained for the assignment of the Subject Leases to be conveyed by Seller to LEC at Closing shall have been obtained or waived or shall have expired without being exercised.

10

(d) Casualty and Condemnation. A substantial part of the Subject Leases or the Subject Acreage: (i) shall not have been destroyed by a casualty loss; and (ii) shall not have been taken in condemnation and no proceedings for the purpose of condemnation shall be pending.

ARTICLE 8 – Option Agreement

8.1 Option Agreement Termination and Vesting of Restricted Shares upon Execution Date. In consideration for Seller agreeing to (i) increase the total working interest and Subject Acreage available for farm-in and acquisition by Buyer, (ii) extend the timeline for Buyer’s consummation of the transactions contemplated under this Agreement, and (iii) supersede the Option Agreement and replace it with this Agreement, upon the Execution Date, the Option Agreement shall be superseded in full by this Agreement, the Option Agreement shall have no further force and effect, and the Restricted Shares shall become fully vested and no longer subject to forfeiture or cancellation by Buyer. The Restricted Shares shall remain in book entry only, with no physical stock certificates issued.

ARTICLE 9 – Termination

9.1 Termination. This Agreement may be terminated at any time before Closing as follows:

(a). By mutual written agreement of the Parties;

(b). By LEC, upon written notice to Seller at any time prior to Closing if (i) Seller has breached any representation, warranty, or covenant contained in this Agreement, LEC has notified Seller of the breach, and the breach has continued without cure for a period of three (3) business days after the notice of the breach, (ii) LEC has given Seller notice pursuant to Section 3.1 that the Farm-In Price is reduced by more than Ten Percent (10%) due to adjustments for Title Defects, or (iii) Closing shall not have occurred on or before 10:00 a.m. local time in Lehi, Utah, one hundred and fifty (150) days after the execution date of this Agreement, by reason of the failure of any condition precedent under Section 7.2;

(c). By Seller upon written notice to LEC from Seller at any time prior to Closing if Closing shall not have occurred on or before 10:00 a.m. local time in Lehi, Utah, one hundred and fifty (150) days from the execution date of this Agreement.

9.2 Effect of Termination. If this Agreement is terminated by LEC because Seller: (i) breached any representation, warranty, or covenant made by Seller in this Agreement, and failed to cure such breach within three (3) business days after LEC gave notice of the breach; or (ii) failed to perform its obligations at Closing under circumstances in which all conditions precedent to Seller’s obligations set forth in Article 7 have been satisfied, then LEC shall be entitled to all rights or remedies that LEC has or may have under law or in equity for Seller’s breach or failure to perform under this Agreement. Likewise, if this Agreement is terminated by Seller because LEC: (i) breached any representation, warranty, or covenant made by LEC in this Agreement, and failed to cure such breach within three (3) business days after Seller gave notice of the breach; or (ii) failed to perform its obligations at Closing under circumstances in which all conditions precedent to LEC’s obligations set forth in Article 7 have been satisfied, then Seller shall be entitled to all rights or remedies that Seller have or may have under law or in equity for LEC’s breach or failure to perform under this Agreement. In the event of termination of this Agreement for any reason, and LEC has conducted any development activities on the Subject Acreage or Contract Area as permitted under Section 5.6, then Seller shall promptly reimburse LEC for all cost and expenses of the same against deliver of evidence thereof by LEC to Seller.

11

ARTICLE 10 – Miscellaneous

10.1 Further Assurances. Each Seller and LEC shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out such Party’s obligations under this Agreement and under any exhibit, appendix, document, certificate or other instrument delivered pursuant hereto.

10.2 Notices. All notices and other communications that are required or that may be given under the provisions of this Agreement shall be in writing addressed as set forth below, and the same shall be deemed to have been given on the same day if delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) three (3) days after deposit with the United States Postal Service, certified mail, postage prepaid, return receipt requested; (c) two (2) days after deposit with Federal Express or other reputable overnight service) for overnight delivery; (d) upon acknowledgment of receipt of telefax, email or other electronic transmission. All such notices shall be addressed as follows:

If to Seller:	Heavy Sweet Oil LLC
2511 South Redwood Rd Woods Cross, UT 84087 Attn.: Steven Byle
Tel. No.: XXXXXXXXXXXX FAX No.: n/a Email: XXXXXXXXXXXX

If to LEC:	Lafayette Energy Corp
3450 N. Triumph Blvd., Suite 102 Lehi, Utah 84043 Attn.: Michael L. Peterson, President and Chief Executive Officer With a copy to: General Counsel Tel. No. FAX No. Email:

From time to time Seller or LEC may designate another address or facsimile number or email address or telephone number for all purposes of this Agreement by notifying the other Parties of such change in accordance with the provisions hereof.

10.3 Incorporation of Appendices. The appendices attached hereto are incorporated in this Agreement and are made a part of this Agreement.

10.4 Entire Agreement. This Agreement (including the appendices attached hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, written and oral.

10.5 Amendment; Waiver. This Agreement may not be altered or amended except by a written document signed by LEC and the Seller, unless such alteration or amendment would have a material adverse effect on those Sellers not signing such alteration or amendment, in which case the signatures of such Sellers shall also be required on such written document. No rights hereunder may be waived, except by a written document signed by the Party or Parties to be charged with such waiver.

12

10.6 Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to Closing without the prior written approval of LEC and HSO; provided, however, that any Party may make any public disclosure that such disclosing Party believes in good faith is required by applicable law, the rules of any recognized stock exchange on which the securities of such Party are traded or any listing or trading agreement concerning any Party’s publicly-traded securities.

10.7 Confidentiality.

(a). From and after the date of this Agreement and until Closing, each Party shall treat all information exchanged and relating the transactions contemplated hereby as confidential (the “Confidential Information”). Each Party shall take reasonable precautions as may be necessary to prevent the disclosure of any portion of the Confidential Information to any third party. Without the prior written consent of the other Parties, no Party shall disclose any of the Confidential Information, except to any of the following (on a confidential basis): (1) members, partners, managers, officers, directors, employees, attorneys, accountants, engineers and other agents or consultants engaged by such Party; (2) any bona fide third party who in good faith is seeking to purchase, acquire, invest, finance or otherwise participate with such Party in an interest in any portion of the lands, or the wells, lands or leases therein, including any investors or potential investors in LEC, subject to the terms of a written confidentiality agreement; or (3) any parties to which such Party is required to disclose such information by law or by the rules of any recognized stock exchange on which the securities of such Party are traded. The Parties acknowledge that the breach of the terms of this provision may cause irreparable harm for which monetary damages would be inadequate and difficult to ascertain. Therefore, the Parties hereby agree that, in the event of a breach or threatened breach hereof, the non- breaching Party or Parties may seek an injunction, restraining order, specific performance, and such other remedies and relief, in law or at equity, or any combination thereof, which the non-breaching Party or Parties may deem in the sole discretion of such Party or Parties as necessary or advisable. The filing of any particular cause of action hereunder shall not be deemed an election of remedies.

(b). For purposes of this Agreement, “Confidential Information” does not include information that: (1) is already known to the receiving Party as of the date of disclosure hereunder; (2) is already in possession of the public or becomes available to the public other than through the breach of this Agreement by the receiving Party or of any other person to whom Confidential Information is distributed pursuant to this Agreement; (3) is required to be disclosed under applicable law, stock exchange regulations, court order, or by a governmental order, decree, regulation or rule (provided that the receiving Party shall make all reasonable efforts to deliver prompt written notice to the disclosing Party prior to such disclosure); (4) is acquired independently from a third party that represents it has the right to disseminate such information at the time it is acquired by the receiving Party; or (5) is developed by the receiving Party independently of the Confidential Information received from the disclosing Party.

10.8 Force Majeure. If LEC is rendered unable, wholly or in part, by force majeure to carry out its obligations within the deadlines established under this Agreement, it will give HSO prompt written notice of the force majeure event with reasonably full particulars concerning it. The obligations or deadlines of LEC shall be suspended during the continuation of the force majeure event. LEC shall use all reasonable diligence to remove the force majeure as quickly as possible. The term “force majeure” as employed herein shall mean an act of God, strike, lockout or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightening, fire, storm, flood, explosion, governmental restraint including but not limited to a drilling moratorium or a moratorium on hydraulic fracturing operations, governmental inaction, restriction upon or prohibition of surface rights, nonavailability of drilling equipment or other equipment or personnel at reasonable commercial rates; and any other cause, whether of the kind specifically enumerated or otherwise, which is not reasonably within the control of LEC.

13

10.9 Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Nothing expressed or implied in this Agreement is intended to or shall be construed to give any person other than the Parties or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intention of the Parties that this Agreement shall be for the sole and exclusive benefit of the Parties and their respective successors and assigns and for the benefit of no other person.

10.10 Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Utah.

10.11 BINDING ARBITRATION. ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXISTENCE OF TITLE DEFECTS OR ENVIRONMENTAL LIABILITIES, THE BREACH, TERMINATION, ENFORCEMENT, INTERPRETATION OR VALIDITY OF THIS AGREEMENT, INCLUDING THE DETERMINATION OF THE SCOPE OR APPLICABILITY OF THIS AGREEMENT TO ARBITRATE, SHALL BE DETERMINED BY ARBITRATION IN THE STATE OF UTAH IN ACCORDANCE WITH THE PREVAILING COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. THE HEARING SHALL BE COMMENCED WITHIN THIRTY (30) DAYS AFTER THE SELECTION OF THE ARBITRATOR AND A WRITTEN DECISION SHALL BE RENDERED BY THE ARBITRATOR WITHIN THIRTY (30) DAYS OF THE CONCLUSION OF THE HEARING. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, JUDGMENT ON THE AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. THIS CLAUSE SHALL NOT PRECLUDE THE PARTIES FROM SEEKING PROVISIONAL REMEDIES IN AID OF ARBITRATION FROM A COURT OF APPROPRIATE JURISDICTION. THE ARBITRATOR SHALL NOT AWARD CONSEQUENTIAL OR PUNITIVE DAMAGES TO ANY PARTY. THE COSTS AND EXPENSES OF THE ARBITRATION PROCEEDING, INCLUDING THE FEES OF THE ARBITRATOR AND ALL COSTS AND EXPENSES, INCLUDING LEGAL FEES AND WITNESS FEES, INCURRED BY THE PREVAILING PARTY OR PARTIES, SHALL BE BORNE BY THE NON-PREVAILING PARTY OR PARTIES.

10.12 Specific Performance. The Parties agree and acknowledge that money damages may not be an adequate remedy for a breach of a provision of this Agreement by Seller or LEC. As such, Seller or LEC, in their sole discretion, may apply to a court for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement by Seller or LEC.

10.13 Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs and expenses incurred by LEC or any Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including with limitation, legal and accounting fees, costs and expenses.

14

10.14 Cost. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with this Agreement, the prevailing Party or Parties shall be entitled to recover reasonable attorney’s fees and other costs incurred in such action, arbitration or other proceeding, in addition to other relief to which such Party or Parties may be entitled.

10.15 Severability. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant or provision hereof. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event such a limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

10.16 Presumption Concerning Interpretation and Construction. Notwithstanding the fact that preliminary drafts of this Agreement were prepared by LEC, Seller and LEC and their respective counsel have had opportunity to participate in the drafting of the final form of this Agreement, and each Party hereto and their respective counsel have had opportunity to review the final form of this Agreement. Accordingly, in the event of any ambiguity in the provisions of this Agreement, there shall be no presumption in favor of any Party hereto with respect to the interpretation or construction thereof. The Parties will treat the words “include,” “includes” and “including” as if followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

10.17 Survival. Except for each Seller’s representation in Section 6.2(g), which shall expire upon Closing, and as otherwise specifically set forth herein, the representations and warranties of the Parties hereto shall survive the execution of this Agreement and the Closing for a period of two (2) years from the date of the Closing; provided, however, that the foregoing shall not abrogate or limit Sellers’ indemnity and hold harmless obligations under Section 5.8 or Seller’s special warranty of title set forth in the Assignment.

10.18 Headings. The section and subsection headings used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement.

10.19 Timing. Time is of the essence hereof.

10.20 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Furthermore, this Agreement may be executed by the facsimile or electronic signature of any Party hereto, it being agreed that the facsimile or electronic signature of any Party hereto shall be deemed an original for all purposes.

[Signature page follows.]

15

EXECUTED to be effective as of the Execution Date.

SELLER:

HEAVY SWEET OIL LLC

By:	/s/ Steven Byle
Name:	Steven Byle
Title:	Chairman/CEO

BUYER:

LAFAYETTE ENERGY CORP

By:	/s/ Michael L. Peterson
Michael L. Peterson
President and Chief Executive Officer

Appendices:

Appendix 1: Defined Terms

Appendix 2: Subject Leases

Appendix 3: Form of Assignment of Oil, Gas and Mineral Leases

Appendix 4: Form of Certificate of Non-Foreign

Appendix 5: Form of Operating Agreement

Appendix 6: Description of Contracts of Agreements

Appendix 7: Restricted Stock Agreement

Appendix 8: Schedule of Leases Requiring Consent to Assignment

Signature page to Purchase and Sale Agreement

APPENDIX 1

DEFINED TERMS

Unless such terms are otherwise defined herein, the following terms set forth below shall have the meanings ascribed to them below.

Affiliate means, with respect to a Person, any other Person directly or indirectly, Controlling, or under common Control with, the Person in question and includes any subsidiary of such Person and any “affiliate” of such Person within the meaning of Reg. §240.12b-2 promulgated under the Securities Exchange Act of 1934, and with respect to a Person who is an individual, the ancestors and descendants of such Person and members of such Person’s nuclear family and trusts of which such Persons are beneficiaries.

Agreement has the meaning set forth in the first sentence of this Agreement.

Approved Net Leasehold Acres has the meaning set forth in Section 2.2.

Assignment has the meaning set forth in Section 1.3(b)1.

Buyer has the meaning set forth in the first sentence of this Agreement.

Claims has the meaning set forth in Section 5.8. Closing has the meaning set forth in Section 1.3. Contract Area has the meaning set forth in Section 5.2.

Control means the possession, directly or indirectly, through one or more intermediaries, of the following: (a) in the case of a corporation, more than fifty percent (50%) of the outstanding voting securities thereof; or (b) in the case of any Person, the power or authority, through ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of the Person.

Confidential Information has the meaning set forth in Section 10.7.

Cure Period has the meaning set forth in Section 2.3.

Defect Notice has the meaning set forth in Section 2.3.

Designated Interests has the meaning set forth in the recitals of this Agreement.

Effective Date means one hundred and fifty (150) days from the execution date of this Agreement

Encumbrances means pledges, liens, mortgages, security interests, contract obligations, options, claims, defects and encumbrances. Notwithstanding anything to the contrary, for purposes of this Agreement, any of the Subject Leases with an expiration date occurring during 2024 shall be deemed to be subject to an Encumbrance hereunder.

Excluded Leases has the meaning set forth in Section 2.2.

Force Majeure has the meaning set forth in Section 10.8.

Good and Defensible Title means, for each of the Subject Leases, such record title that: (i) is free and clear of all Encumbrances, except Permitted Encumbrances; (ii) entitles Seller to receive not less than the Net Revenue Interest set forth in Appendix 2 in all hydrocarbons produced from the Subject Leases described in Appendix 2 at any time during the productive life thereof (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of hydrocarbons); and (iii) obligates Seller to bear not more than the Working Interest set forth in Appendix 2 in the Subject Leases described in Appendix 2 at any time during the productive life or abandonment thereof.

Defined Terms

Appendix 1 Page 1

Net Leasehold Acres means, with respect to each of the Subject Leases: (i) the number of gross acres covered by such Lease, times (ii) the percentage of the oil, gas and other minerals covered by such Lease, times (iii) the percentage of the estate of the lessee in said Lease (working interest) owned by Seller. For example, the number of Net Leasehold Acres attributable to a Lease covering an undivided one half interest in the oil, gas and other minerals rights in and under a 100 acre tract of land in which Seller owns 90% of the estate of the original lessee in such Lease would be 45 Net Leasehold Acres. The 45 Net Leasehold Acres in this example is derived as follows: (100 acres) times 50% (the landowner’s interest in the oil, gas and other mineral rights) times 90% (Seller’s ownership percentage of the estate of the original lessee).

Operating Agreement has the meaning set forth in Section 5.2.

Party and Parties have the meanings set forth in the second sentence of this Agreement.

LEC has the meaning set forth in the first sentence of this Agreement.

Permitted Encumbrances means and includes the following:

(i)	production burdens that do not reduce Seller’s net revenue interest in any of the Appendix 2 Leases below the amounts set forth in Appendix 2;

(ii)	the overriding royalties to be reserved by HSO as set forth in this Agreement;

(iii)	Liens for taxes or assessments or governmental charges not yet delinquent;

(iv)

Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations incidental to the ownership of the Subject Leases provided that same do not materially interfere with the operation, value or use of any of the Subject Leases;

(v)

All rights of consent required by any governmental authority (if any) in connection with the change of ownership or control of an interest in any federal, state or other lease if the same are customarily obtained after such change of ownership or control by timely filings or other actions;

(vi)	rights of reassignment, to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any of the Subject Leases;

(vii)	all rights reserved to or vested in any governmental entity to control or regulate operations on any of the Subject Leases and all applicable laws;

(viii)

all defects and irregularities of title that would not reasonably be expected to result in claims that would materially and adversely affect Seller’s title to, or ownership, operations, or value of the Subject Leases, including, without limitation (a) defects in the early chain of title consisting of the failure to recite marital status or the omission of succession or heirship proceedings; (b) defects or irregularities arising out of the lack of a survey; (c) defects or irregularities arising out of or relating to the lack of powers of attorney from corporations to execute and deliver documents on their behalf or lack of spousal joinder; (d) defects of title which result from the failure to file assignments or other documents in the state or federal records so long as such assignments or other documents are properly recorded in the county records; and (e) irregularities cured by possession under applicable statutes of limitation and statutes relating to acquisitive (or liberative) prescription; and

Defined Terms

Appendix 1 Page 2

(ix)

all other liens, charges, encumbrances, instruments, obligations, defects and irregularities affecting the Subject Leases which, individually or in the aggregate, do not: (a) interfere materially with the operation, value, or use of any of the Subject Leases; or (b) do not prevent LEC from receiving the proceeds of production from any wells to be drilled on the Subject Leases.

Person means an individual, corporation, partnership, limited liability company, trust, unincorporated organization, government, any agency or political subdivision of any government, or any other form of entity.

Post-Closing Cure Period has the meaning set forth in Section 3.2.

Farm-In Price has the meaning set forth in Section 1.2.

Records has the meaning set forth in Section 1.1(a). Review Period has the meaning set forth in Section 2.1. Second Closing has the meaning set forth in Section 3.2.

Seller has the meaning set forth in the first sentence of this Agreement.

Subject Acreage has the meaning ascribed to such term in the recitals of this Agreement.

Subject Leases has the meaning set forth in the recitals of this Agreement.

Title Defect means any fact that renders Seller’s title to any of the Subject Leases less than Good and Defensible Title, including any Encumbrance (or any claim of an Encumbrance) other than a Permitted Encumbrance.

Defined Terms

Appendix 1 Page 3

APPENDIX 2

SUBJECT LEASES

Utah State Institutional Trust Lands (SITLA) bituminous sand mineral leases ML 53832, ML 53831, and ML 53805.

APPENDIX 3

FORM OF ASSIGNMENT OF OIL, GAS AND MINERAL LEASES

To be attached prior to Closing.

APPENDIX 4

FORM OF CERTIFICATE OF NON-FOREIGN STATUS

APPENDIX 5

FORM OF OPERATING AGREEMENT

To be attached prior to Closing.

APPENDIX 6

DESCRIPTION OF CONTRACTS OR AGREEMENTS

None.

APPENDIX 7

RESTRICTED STOCK AGREEMENT

APPENDIX 8

SCHEDULE OF LEASES REQUIRING CONSENT TO ASSIGNMENT

None.